Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 1, 2004, except for Notes 3 and 7, as to which the date is November 30, 2004, relating to the financial statements and financial statement schedules, which appears in Colonial Realty Limited Partnership’s Current Report on Form 8-K filed December 9, 2004. We also consent to the incorporation by reference of our reports dated December 1, 2004 (Roberts Realty Properties), December 3, 2004 (Colonial Grand at Arringdon), November 19, 2004 (South Florida Retail Properties), December 1, 2004 (Colonial Village at Patterson Place, formerly North Creek Apartments, and Colonial Village at Beverly Crest, formerly Montclair Parc) and November 24, 2004 (Village on the Parkway), relating to the historical summaries of revenues and direct operating expenses, which appear in Colonial Realty Limited Partnership’s Current Report on Form 8-K filed December 20, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Birmingham, Alabama
January 25, 2005